UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
May 5, 2006
(Date of earliest event reported)
Volcom, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51382 (Commission File Number)	33-0466919 (IRS Employer Identification No.)

1740 Monrovia Avenue, Costa Mesa, California (Address of principal executive offices)		92627 (Zip Code)
Registrant’s telephone number, including area code: (949) 646-2175

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 5, 2006, Volcom SAS, the French wholly-owned subsidiary of Volcom, Inc. (and together with Volcom SAS, “Volcom”), entered into a contract with Société d’Equipement des Pays de l’Adour (“SEPA”) for the construction of Volcom’s European headquarters in Anglet, France (the “Development Agreement”). Volcom is currently establishing its own operations in Europe in anticipation of the expiration of its licensing agreement with its European licensee on December 31, 2006.
Pursuant to the Development Agreement, SEPA agreed to construct an approximate 3,150 square meter of facilities for 4 642 713 Euros (approximately $5,856,082 US Dollars based on a 1 to 1.2613 exchange rate) including all applicable value added taxes. The new Volcom European headquarters are expected to be finished in early 2007. Volcom has agreed to payment for construction on the following general payment terms that may vary based upon the progress toward completion of the facility (in Euros):

June 2006	467085
July 2006	363619
August 2006	517686
September 2006	591303
October 2006	667506
November 2006	393139
December 2006	799682
January 2007	463922
February 2007	378771

Total Euros	4642713
The foregoing description of the Development Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Development Agreement, which is attached hereto in an English translation.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On May 5, 2006, Volcom entered into the Development Agreement with SEPA for the construction of Volcom’s European headquarters in Anglet, France. Additional information pertaining to the Development Agreement is contained in Item 1.01 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.
10.1.	English Translation of Real Estate Development Agreement dated May 5, 2006 between Volcom SAS and Société d’Equipement des Pays de l’Adour

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcom, Inc. (Registrant)
Date: May 8, 2006	By:	/s/ S. HOBY DARLING
S. Hoby Darling
Vice President of Strategic Development, General Counsel

Exhibit Index

Exhibit No.	Description
10.1.	English Translation of Real Estate Development Contract dated May 5, 2006 between Volcom SAS and Societe d’ Equipement des Pays de l’ Adour